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                                                                    EXHIBIT 21.1


Baylake Corp

List of Subsidiaries                                Jurisdiction of Organization
--------------------                                ----------------------------
Baylake Bank                                        Wisconsin
Bank of Sturgeon Bay Building                       Wisconsin
Corp.
Baylake Insurance Agency, Inc.                      Wisconsin
Baylake Investments, Inc.                           Nevada
Cornerstone Financial, Inc.                         Wisconsin
Kewaunee County Banc-Shares, Inc.                   Wisconsin
Baylake Capital Trust I *                           Delaware


* Baylake Capital Trust I was organized on October 25, 2000 and capitalized on February 16, 2001.





















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